Exhibit 10.1

January 22, 2021

Rocky Brands, Inc.

39 E. Canal St.

Nelsonville, OH 45764

Re:     Commitment Letter for ABL Facility

Ladies and Gentlemen:

In connection with your acquisition (“Acquisition”) of the stock of US Footwear Holdings LLC, a Delaware limited liability company (“Target Company”), Bank of America, N.A. (“Bank”) is pleased to commit to be the administrative agent (“Agent”) for a $150,000,000 senior secured asset-based credit facility (“ABL Facility”) to Rocky Brands, Inc., an Ohio corporation (“Parent”), and certain of its subsidiaries (including the Target Company and certain of its subsidiaries, collectively, “Borrower”) and to lend the entire amount of the ABL Facility, on the terms set forth in this letter (this “Commitment Letter”), including the Summary of Terms attached hereto (the “Term Sheet”). Bank is also pleased to advise you of its willingness to form a syndicate of financial institutions (“Lenders”) for the ABL Facility. Bank’s commitment is subject to satisfaction of the conditions set forth in Annex A to the Term Sheet.

Bank will act as sole and exclusive Agent, lead arranger and book manager for the ABL Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded except with the mutual agreement of Parent and Bank. You agree that, effective upon your acceptance of this Commitment Letter and continuing through April 22, 2021, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate the ABL Facility or any other senior financing similar to the ABL Facility.

Bank intends to commence syndication efforts promptly upon your acceptance of this Commitment Letter and the fee letter of even date between you and Bank (“Fee Letter”). You agree to actively assist Bank in achieving a syndication of the ABL Facility that is satisfactory to Bank in consultation with Parent. Such assistance shall include (a) your providing and causing your advisors and the Target Company to provide to Bank and the other Lenders, upon request, all information reasonably deemed necessary by Bank to complete syndication; (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication; (c) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships; and (d) otherwise assisting Bank in its syndication efforts, including by making your and the Target Company’s senior management and advisors available from time to time to attend and make presentations regarding the business and prospects of Borrower, the Target Company and subsidiaries at one or more meetings of prospective Lenders.

It is understood and agreed that Bank will manage and control all aspects of the syndication in consultation with Parent, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders, subject to the mutual agreement of Parent and Bank as to selection of prospective Lenders (it being understood and agreed that Huntington Bank and Wells Fargo are acceptable to Parent) and any titles offered to proposed Lenders. It is understood that no Lender participating in the ABL Facility will receive compensation from you in order to obtain its commitment, except on the terms provided herein.

You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), which has been or is hereafter made available to Bank or the Lenders by you, and to your knowledge, the Target Company or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (collectively, “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; and (b) all financial projections concerning Borrower, and to your knowledge, the Target Company and subsidiaries that have been or are hereafter made available to Bank or the Lenders by you, the Target Company or any of your representatives (“Projections”) have been and will be prepared in good faith based upon reasonable assumptions. Bank acknowledges that whether or not such Projections are in fact achieved will depend upon future events, some of which are not within control of Borrower. Accordingly, actual results may vary from the Projections and such variations may be material. The Projections included in the Information Materials should not be regarded as a representation by Borrower or its management that the projected results will be achieved. You agree to furnish Bank with such Information and Projections as it may reasonably request and to supplement the Information and Projections from time to time until the closing date for the ABL Facility, so that the representations, warranties and covenants in the preceding sentence are correct on the closing date. In issuing this commitment and in arranging and syndicating the ABL Facility, Bank is and will be relying on, without independent verification, the Information and Projections.

By executing this Commitment Letter, you agree to reimburse Bank from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including without limitation (a) the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel, including any special or local counsel, and (b) reasonable and documented out-of-pocket due diligence expenses) incurred in connection with the ABL Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby; provided that it is understood and agreed that the fees and expenses of internal field examiners, if any, shall be deemed to be out-of-pocket. Upon acceptance of this Commitment Letter, you will deliver to Bank a deposit of $150,000 (“Initial Deposit”) to cover such fees and expenses. In addition, you agree to deliver to Bank from time to time such additional deposits as may be necessary to cover such fees and expenses in excess of the Initial Deposit (together with the Initial Deposit, “Deposit”). At closing, the remaining balance of the Deposit will be applied to closing costs. If the ABL Facility does not close for any reason, Parent will be entitled to the unused portion of the Deposit.

You agree to indemnify and hold harmless Bank, each Lender, and each of their affiliates, officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction, including the Acquisition, or (b) the ABL Facility and any other financings or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors, a third party or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that Bank shall only have liability to you (as opposed to any other person), and that Bank shall be liable solely in respect of its own commitment to the ABL Facility on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by a breach of Bank’s obligations hereunder to negotiate definitive documentation for the ABL Facility in good faith on the terms set forth herein, as determined in a final, nonappealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

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This Commitment Letter and the Fee Letter are confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the ABL Facility or as otherwise required by law or regulation or as requested by a governmental authority (in which case Borrower agrees, to the extent permitted by law, to inform Bank promptly in advance thereof), may not be disclosed in whole or in part to any person or entity without Bank’s prior written consent; provided that you may disclose this Commitment Letter (but not the Fee Letter), after your acceptance of same, you may disclose it in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, and on a confidential basis to the Target Company and its owner and advisors in connection with the Acquisition.

You acknowledge that Bank and its affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information. Bank further advises you that it will not make available to you confidential information that Bank or its affiliates have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank is permitted to access, use and share, with any of its affiliates, agents, advisors or representatives, any information concerning you or any of your affiliates that is or may come into the possession of Bank or its affiliates.

In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (a) the ABL Facility and any related arranging or other services described in this letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and Bank on the other hand, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (b) in connection with the process leading to such transaction, Bank is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party; (c) Bank has not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank has advised or is currently advising you or your affiliates on other matters) and Bank has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (d) Bank and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates, and Bank has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) Bank has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Bank with respect to any breach or alleged breach of agency or fiduciary duty.

3

The provisions of the five preceding paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the ABL Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any undertaking hereunder.

This Commitment Letter and the Fee Letter may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and PDF) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Commitment Letter and the Fee Letter may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Commitment Letter and Fee Letter, as applicable. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Bank of America of a manually signed paper document which has been converted into electronic form (such as scanned into PDF format), or an electronically signed document converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

This Commitment Letter and the Fee Letter shall be governed by the laws of the State of New York; provided that the laws of the State of Delaware shall govern in determining the interpretation of “Material Adverse Effect (as defined in the Acquisition Agreement (as defined in the Term Sheet)) and whether a “Material Adverse Effect” occurred. Each of you and Bank hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated thereby, or the actions of Bank in the negotiation, performance or enforcement thereof.

Bank hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (“Act”), Bank is required to obtain, verify and record information that identifies Borrower and Target Company, which information includes Borrower’s and Target Company’s legal name, address, tax ID number and other information that will allow Bank to identify Borrower and Target Company in accordance with the Act. Bank will also require information regarding each personal guarantor, if any, and may require information regarding Borrower’s and Target Company’s management and owners, such as legal name, address, social security number and date of birth. Furthermore, Bank hereby notifies you that Bank will require similar and/or additional information in connection with the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and UK equivalent laws.

This Commitment Letter and the Fee Letter embody the entire agreement and understanding among Bank, you and your affiliates with respect to the ABL Facility, and supersede all prior agreements and understandings relating thereto. However, please note that the terms of the undertakings of Bank hereunder are not limited to those set forth in this Commitment Letter. Those matters that are not covered or made clear are subject to mutual agreement of Bank and Parent. No party has been authorized by Bank to make any oral or written statements that are inconsistent with this Commitment Letter and the Fee Letter. This Commitment Letter is not assignable by Borrower without Bank’s prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. (Eastern time) on January 24, 2021, unless you execute this letter and the Fee Letter and return them to Bank prior to that time, together with the Initial Deposit. If this letter and the Fee Letter are executed and delivered by such date, this undertaking and commitment will thereafter expire on April 22, 2021, unless definitive documentation for the ABL Facility is executed and delivered by that date.

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We look forward to working with you in the coming weeks on this important financing.

BANK OF AMERICA, N.A.

By: _/s/ Christopher C. Tran_______

Name: Christopher C. Tran

Title: Senior Vice President and Senior Business Development Officer

Accepted and Agreed to as of

January 22, 2021:

ROCKY BRANDS, INC.

By: /s/ Thomas D. Robertson______

Name: Thomas D. Robertson

Title: Executive Vice President, Chief Financial Officer, and Treasurer

Rocky Boots
Commitment Letter

$150,000,000 SENIOR SECURED

ASSET-BASED CREDIT FACILITY

SUMMARY OF TERMS

BORROWER:

(a) Rocky Brands, Inc., an Ohio corporation (“Parent”); Lifestyle Footwear, Inc., a Delaware corporation; Rocky Brands US, LLC, a Delaware limited liability company; Rocky Brands International, LLC, an Ohio limited liability company; Lehigh Outfitters, LLC a Delaware limited liability company; Rocky Outdoor Gear Store, LLC, an Ohio limited liability company; and (b) after consummation of the Acquisition, US Footwear Holdings LLC, a Delaware limited liability company (collectively, “Borrower”).

GUARANTORS:

All subsidiaries of Borrower organized in the US, other than any Excluded Subsidiary (to be defined in the definitive documentation for the ABL Facility and to include immaterial subsidiaries) (collectively, “Guarantor” and, collectively with Borrower, “Obligor”).

AGENT:	Bank of America, N.A. (“Bank”).

LEAD ARRANGER AND BOOK MANAGER:	Bank of America, N.A.

LENDERS:	Bank, and a group of lenders selected by mutual agreement of Bank and Parent.

CREDIT FACILITY:

A senior secured asset-based credit facility (“ABL Facility”) of up to $150,000,000, including a $5,000,000 sub-limit for letters of credit (letters of credit will be 100% reserved against borrowing availability under the ABL Facility).

ACCORDION:

Borrower will be permitted to request, from time to time, an increase to the amount of the ABL Facility on terms and conditions acceptable to Bank (as set forth in the definitive documentation to the ABL Facility); provided that the aggregate amount of all such increases would not be permitted to exceed $50,000,000.

PURPOSE:

The ABL Facility will be used by Borrower to pay a portion of the purchase price for the acquisition by Borrower (“Acquisition”) of the stock of US Footwear Holdings LLC, a Delaware limited liability company (“Target Company”) and related companies and assets pursuant to the Purchase Agreement (the “Acquisition Agreement”), to finance the payment of fees, costs and expenses in connection with the Acquisition, to refinance existing indebtedness, to issue standby or commercial letters of credit, and to finance ongoing working capital needs.

AVAILABILITY:	Advances under the ABL Facility will be limited to the lesser of (1) the commitments under the ABL Facility (the “Commitments”) and (2) the sum of:

(a)	90% of eligible US investment grade accounts receivable; plus

(b)	90% of eligible US credit insured accounts receivable; plus

(c)	85% of eligible accounts receivable that are not investment grade or credit insured (“Unenhanced Accounts”); plus

(d)	the lesser of (i) 70% of the lower of cost or market of eligible inventory located in the US (including Puerto Rico); and (ii) 85% of the NOLV of such eligible inventory; plus

(e)

100 % of cash and cash equivalents; provided that (i) the amount that this clause (e) contributes to the Borrowing Base shall not exceed $15,000,000, (ii) such cash and cash equivelents is unrestricted (other than the restrictions by Agent herein) and is in a segeragated account at Bank in the United States that is subject to “control” of the Agent, and (iii) Borrower provides notice to Agent prior to withdrawl of such cash and cash equivelents; plus

(f)

the sum of (i) 5% of eligible Unenhanced Accounts; plus (ii) the lesser of (A) 10% of the lower of cost or market of eligible inventory located in the US (including Puerto Rico); and (B) 10% of the NOLV of such eligible inventory (this clause (e), collectively, the “FILO Tranche”); minus

(g)

such reserves as Bank may establish in its Permitted Discretion, including, but not limited to, reserves for dilution, rent and bank products (the foregoing clause (2), the “Borrowing Base” and, the lesser of the foregoing clauses (1) and (2), the “Line Cap”).

“Permitted Discretion” shall mean a determination made in good faith, using reasonable business judgment (from the perspective of a secured, asset-based lender).

Standards of eligibility will be specified in the loan documentation, but in any event will include the following ineligible categories:

Ineligible Accounts Receivable: (i) accounts outstanding for more than 90 days (or such longer period mutually agreed by Parent and Bank, which may be in the form of sublimits for certain account debtors, after preliminary results from a field examination) after the invoice date or 60 days after the due date; (ii) intercompany accounts; (iii) foreign accounts; (iv) accounts owing by an account debtor as to which more than a percentage to be determined of the accounts owing by such account debtor are otherwise ineligible; (v) contra accounts; (vi) government accounts (except for U.S. government accounts where the applicable Borrower has delivered a “contract assignment” for such account in favor of Bank and taken such other actions as required by Bank, in each case acceptable to Bank in its Permitted Discretion); (vii) accounts owing by any account debtor or group of affiliated account debtors that are in excess of a percentage to be determined of total eligible accounts; and (viii) such other categories as may be established by Bank in its Permitted Discretion.

Ineligible Inventory: (i) slow moving, obsolete and defective inventory; (ii) work in process (but not including raw material inventory); (iii) inventory in transit unless Borrower has complied with documentation and perfection procedures satisfactory to Bank, including third-party agreements, imported goods agreement and control of bills of lading; (iv) returns; (v) packing and shipping materials; (vi) inventory subject to a third party’s trademark or other proprietary right, unless Bank determines in its Permitted Discretion that it could sell the inventory on satisfactory terms in a default; and (vii) such other categories as may be established by Bank in its Permitted Discretion.

“Excess Availability” shall mean (i) the Line Cap minus (ii) the sum of the aggregate outstanding amount of borrowings under the ABL Facility, any unreimbursed letter of credit drawings and the undrawn amount of outstanding letters of credit issued under the ABL Facility for the account of Borrower or its subsidiaries.

A customary field exam and inventory appraisal of the Target Company and the other Obligors completed by Bank (or a third-party field examiner and/or appraiser designated by Bank), and a completed borrowing base certificate based on such field exam and inventory appraisal and using the Borrowing Base formula described above (the “Initial Borrowing Base Certificate”), will be required to be delivered to Agent on or prior to April 15, 2021 (subject to extensions by Agent in its reasonable discretion). Until such delivery, the Borrowing Base shall be deemed to equal $100,000,000 (the “Deemed Borrowing Base”) and Borrower shall be permitted to borrow up to $80,000,000 on the closing date subject to satisfaction of the conditions set forth in Annex A. If such delivery does not occur on or prior to April 15, 2021 (subject to extensions by Agent in its reasonable discretion), then the Deemed Borrowing Base shall be $0 until the date of such delivery.

SECURITY:

All obligations of Borrower and its subsidiaries in respect of the ABL Facility and any treasury management and other bank products, interest protection and other hedging arrangements entered into with the Lenders (or an affiliate thereof) will be secured by all assets (other than real property) of the Obligors, with (a) a first priority, lien on accounts receivable (other than identifiable proceeds of Term Priority Collateral (as defined below)), inventory and certain related assets (collectively, the “ABL Priority Collateral”) and (b) a junior lien on capital stock, equipment, intellectual property and certain other assets of the Obligors that do not constitute ABL Priority Collateral (collectively, the “Term Loan Priority Collateral” and, collectively with the ABL Priority Collateral, the “Collateral”). The lien priorities and relative rights related thereto shall be set forth in a split-lien, cross-wrapping intercreditor agreement (the “Intercreditor Agreement”) containing terms customary for transactions of this type and in form and substance acceptable to Bank.

MATURITY AND AMORTIZATION:	The ABL Facility will mature on the fifth anniversary of the closing date of the ABL Facility.

The FILO Tranche shall be considered first drawn with no amortization as long as the Fixed Charge Coverage Ratio (to be defined in the definitive documentation for the ABL Facility) remains greater than 1.25x. However, if the aforementioned trigger is breached, the FILO Tranche will amortize on a straight-line schedule each fiscal quarter as follows:

(i)

Commencing on the first day of the quarter after the above reference trigger is breached and continuing on the first day of each quarter thereafter, the advance rate for accounts receivable in the FILO Tranche will reduce by 0.5% per quarter, thus equaling an advance rate of 0% at the end of the 10-quarter amortization period.

(ii)

Commencing on the first day of the quarter after the above reference trigger is breached and continuing on the first day of each quarter thereafter, the advance rate for inventory in the FILO Tranche will reduce by 1.0% per quarter, thus equaling an advance rate of 0% at the end of the 10-quarter amortization period.

INTEREST RATES:

The ABL Facility will initially bear interest at a rate equal to LIBOR plus 150.0 basis points or Base Rate plus 00.0 basis points. The FILO Tranche will bear interest at a rate equal to 50.0 basis points higher than the standard ABL Facility pricing.

LIBOR and Base Rate will be defined in accordance with Bank’s standard practices, and LIBOR will be subject to a floor of 0.0%. LIBOR loans will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR loans, minimum dollar amounts of each LIBOR loan, and replacement thereof.

All interest and per annum fees will be calculated on the basis of actual number of days elapsed in a year of 360 days. If an event of default exists, all loans and other obligations will bear interest at a rate 200.0 basis points in excess of the otherwise applicable rate.

PERFORMANCE PRICING:	The LIBOR and Base Rate margins will be subject to performance pricing adjustments based upon average Excess Availability. Until June 30, 2021, Tier II shall apply.

Tier	Average Excess Availability as a Percentage of Commitments	Base Rate	LIBOR	Base Rate for FILO	LIBOR for FILO
I	> 66,67%	00.0 bps	125.0 bps	50.0 bps	175.0 bps
II	> 33.33% but < 66.67%	00.0 bps	150.0 bps	50.0 bps	200.0 bps
III	< 33.33%	25.0 bps	175.0 bps	75.0 bps	225.0 bps

LETTER OF CREDIT FEES:	Borrower will pay (a) a letter of credit fee monthly in arrears on all letters of credit equal to the applicable LIBOR margin; (b) a 0.125% fronting fee to Bank on the face amount of all outstanding letters of credit, payable monthly in arrears; and (c) Bank’s customary fees and charges in connection with all amendments, extensions, draws and other actions with respect to letters of credit.

OTHER FEES:	Borrower will pay certain other fees in connection with the ABL Facility as set forth in the Fee Letter.

EXPENSES:

Borrower will pay (a) all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel) of Bank associated with the ABL Facility, including costs and reasonable and documented out-of-pocket expenses of (i) Bank’s due diligence, including field exams, appraisals and environmental audits, and (ii) syndicating and administering the ABL Facility, and preparing and enforcing all documents relating thereto; plus (b) Bank’s standard charges for field exams, including a per diem field examiner charge and out-of-pocket expenses. Borrower will remain obligated for all such amounts whether or not the ABL Facility is consummated.

REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF DEFAULT:	The loan documentation will contain representations and warranties, covenants, events of default, and other provisions acceptable to Bank, including the following:

1.

Springing FCCR Covenant. Borrower will maintain a Fixed Charge Coverage Ratio, determined for the most recently ended 4 quarter period of Borrower for which Lender has received financial statements, of at least 1.00x during a Trigger Period (FCCR) (as defined below), measured for the most recent period for which financial statements were delivered hereunder prior to the Trigger Period (FCCR) and each period ending thereafter until the Trigger Period (FCCR) is no longer in effect. “Trigger Period (FCCR)” shall mean the period (a) commencing on any day that Excess Availability is less than the greater of (x) $11,250,000 and (y) 10.0% of the Line Cap; and (b) continuing until, during each of the preceding 30 consecutive days, Excess Availability has been more than the greater of (x) $11,250,000 and (y) 10.0% of the Line Cap.

2.

Reporting. (a) Periodic financial and collateral reporting, including annual audited financial statements, quarterly internally prepared financial statements and annual financial projections and (b) periodic borrowing base certificates, receivables agings and inventory reports delivered (i) monthly or (ii) weekly during a Trigger Period (Reporting). “Trigger Period (Reporting)” shall mean the period (a) commencing on any day that (i) an event of default occurs or (ii) Excess Availability has been less than the greater of (x) $18,750,000 or (y) 15.0% of the Line Cap for 3 consecutive business days; and (b) continuing until (i) no event of default has existed and (ii) during each of the preceding 30 consecutive days, Excess Availability has been more than the greater of (x) $18,750,000 or (y) 15.0% of the Line Cap.

3.

Permitted Transactions & Payment Conditions. Restrictions on, among other things, on distributions and dividends, acquisitions and other investments, and optional prepayments of certain indebtedness; provided that (I) dividends in an amount not to exceed $5,000,000 per fiscal year shall be permitted subject to no default or event of default and (II) such transactions shall be permitted subject to (such conditions, the “Payment Conditions”): (a) no default or event of default and (b) either:

(i)

both (A) Excess Availability is not less than the greater of (x) $18,750,000 and (y) 15.0% of the Line Cap on the date of such transaction and for each of the 30 days immediately preceding such transaction, in each case after giving pro forma effect to such transaction (including the making of any loans in connection therewith), and (B) Fixed Charge Coverage Ratio is at least 1.00x, both before and after giving pro forma effect to such transaction; or

(ii)

pro forma Excess Availability is not less than the greater of (x) $26,250,000 and (y) 20.0% of the Line Cap on the date of such transaction and for each of the 30 days immediately preceding such transaction, in each case after giving pro forma effect to such transaction (including the making of any loans in connection therewith);

provided that no such transactions shall be permitted under this clause (II) using the “Payment Conditions” until the Initial Borrowing Base is delivered to Agent.

4.

Cash Dominion. Borrower’s agreement to cause all proceeds of ABL Priority Collateral to be forwarded to a lockbox or deposited in a controlled account; provided that Agent will be permitted to exercise cash dominion during a Trigger Period (Cash Dominion). “Trigger Period (Dominion)” shall mean the period (a) commencing on any day that (i) an event of default occurs or (ii) Excess Availability has been less than the greater of (x) $11,250,000 or (y) 10.0% of the Line Cap for 3 consecutive business days; and (b) continuing until (i) no event of default has existed and (ii) during each of the preceding 30 consecutive days, Excess Availability has been more than the greater of (x) $11,250,000 or (y) 10.0% of the Line Cap.

5.

Field Exams and Appraisals. The Bank shall be reimbursed for 1 field exam and 1 inventory appraisal during each calendar year, provided that (a) Bank shall be reimbursed for 1 additional field exam and 1 additional inventory appraisal during any calendar year in which Excess Availability is less than the greater of (x) $18,750,000 or (y) 15.0% of the Line Cap for 3 consecutive business days or (b) Bank shall be reimbursed for additional field exams and appraisals that are initiated during any event of default.

BANK PRODUCTS:

In order to facilitate the administration of the ABL Facility and Bank’s security interest in Borrower’s assets, Borrower will agree to maintain Bank as Borrower’s principal depository bank, including for the maintenance of operating and deposit accounts, lockbox administration, funds transfer, information reporting services and other treasury management services.

CONDITIONS PRECEDENT TO BORROWINGS AND ISSUANCES ON THE CLOSING DATE:	The initial funding of the ABL Facility and issuance of any letters of credit on the closing date will be subject only to those conditions listed in Annex A hereto.

CONDITIONS PRECEDENT TO SUBSEQUENT BORROWINGS AND ISSUANCES:	The conditions to all borrowings and issuances of letters of credit after the closing date will be subject to (a) prior notice of borrowing or issuance, (b) the accuracy of all representations and warranties in all material respects (without duplication of any materiality qualifiers contained therein), and (c) the absence of any default or event of default.

OTHER:

This term sheet is intended as an outline only of certain of the material terms of the ABL Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that will be contained in definitive documentation for the ABL Facility.

Annex A

CONDITIONS PRECEDENT

TO BORROWINGS AND ISSUANCES

ON THE CLOSING DATE

1.

The execution and delivery, in form and substance acceptable to Bank and its counsel, of agreements (including the Intercreditor Agreement), documents, instruments, financing statements, organizational documents of the Obligors, consents, landlord waivers, deposit account control agreements, termination and release agreements and/or payoff letters, documents indicating compliance with all applicable federal, state provincial and foreign environmental laws and regulations, evidences of corporate authority, opinions of counsel, and such other documents or deliverables (including UCC, tax and judgment lien searches) to confirm and effectuate the ABL Facility and the perfection of Agent’s liens (which shall be first priority with respect to ABL Priority Collateral and junior priority with respect to Term Loan Priority Collateral), as may be required by Bank and its counsel.

2.

Consummation of the Acquisition on terms acceptable to Bank, including (a) satisfactory legal documentation and (b) Bank’s satisfaction with Borrower’s corporate, capital and ownership structures after giving effect to the Acquisition.

3.

Borrower shall have received not less than $130,000,000 from a term loan credit facility (the “Term Loan Facility”), in form and substance acceptable to Bank, which shall be subject to the Intercreditor Agreement.

4.

(a) Since December 31, 2019, no Borrower Material Adverse Effect shall have occurred and (b) no Material Adverse Effect (as defined in the draft Acquisition Agreement marked C&M Draft January 14, 2021) shall have occurred. For purposes of this condition, “Borrower Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, or properties of the Obligors taken as a whole, (b) the ability of the Obligors taken as a whole to perform their obligations under the loan documentation, (c) the value of the collateral, taken as a whole, or Agent’s liens on the collateral or the priority of such liens or (d) the practical realization of the benefits of Agent’s and each lender’s rights and remedies under the loan documentation, provided, however, that in no event shall any effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Borrower Material Adverse Effect if such effect relates to, arises out of or results from (i) changes in general economic or business conditions in the United States or elsewhere in the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (iii) changes in general, regulatory or political conditions, nationally or internationally, including any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, including any cyberterrorism or cyber-attack; or (iv) any act of God or force majeure event, including any hurricane, flood, tornado, earthquake, wild fires or other natural disaster, pandemics or other public health emergencies, or changes or proposed changes in applicable Law as a result of a pandemic or other public health emergency.

5.

Receipt by Bank, in form and substance satisfactory to it, of (a) a pro forma balance sheet of Borrower dated as of the date of closing and giving effect to the Acquisition, (b) financial projections of Borrower, giving effect to the Acquisition, evidencing Borrower’s ability to comply with the financial covenants set forth in the loan documentation, and (c) interim financial statements for Borrower and the Target Company as of a date not more than 30 days prior to the closing date.

6.

Receipt by Bank of certificates of insurance with respect to Borrower’s property and liability insurance, together with a loss payable endorsement naming Bank as loss payee, all in form and substance satisfactory to Bank.

7.

Satisfactory evidence that Borrower has received all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals as may be appropriate in connection with the ABL Facility and the transactions contemplated thereby.

8.

All fees and expenses related to the ABL Facility payable to the Agent, the Lenders and third party service providers that are specifically required to be paid on the closing date under the Commitment Letter and the Fee Letter shall have been paid to the extent due and, with respect to expenses, included in a summary invoice delivered to the Borrower at least two business days prior to the closing date.

9.

(a) The accuracy of all representations and warranties in all material respects (without duplication of any materiality qualifiers contained therein) in the definitive documentation for the ABL Facility and (b) the absence of any default or event of default under the ABL Facility.

10.

Lenders shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Obligor, and (ii) OFAC/PEP searches and customary individual background searches for each Obligor’s senior management and key principals, the results of which shall be satisfactory to each Lender.